EXHIBIT 99.1

Contact:	David W. Brunton, Chief Financial Officer
SBE, Inc.
(925) 355-7700
davidb@sbei.com

SBE, Inc. Reports First Quarter 2007 Results

SAN RAMON, CA - March 16, 2007 - SBE, Inc. (Nasdaq: SBEI), a provider of high-performance IP storage solutions serving remote back-up and disaster recovery applications, today reported results for the three months ended January 31, 2007.

“A shareholders’ meeting has been scheduled for the end of March and expect to close the sale of our hardware business to One Stop shortly thereafter. We will continue to sell and license our storage software solutions. We are committed to supporting existing and new customers and will continue our software development efforts,” said Greg Yamamoto, President and Chief Executive Officer of SBE.

Net sales for the first quarter ended January 31, 2007 were $1.2 million, compared to net sales of $1.4 million in the same quarter of fiscal 2006. Net loss for the first quarter of fiscal 2007 was $1.1 million, or $0.10 per share basic and diluted, compared to a net loss for the same period of fiscal 2006 of $2.7 million, or $0.28 per share basic and diluted.

The Company’s cash balance was $443,000 and $1.1 million at January 31, 2007 and October 31, 2006, respectively, and no long-term debt existed at either date.

On January 11, 2007, the Company signed an asset purchase agreement with One Stop Systems, Inc., pursuant to which the Company agreed to sell all of the assets associated with its embedded hardware business (excluding cash, accounts receivable and other excluded assets specified in the asset purchase agreement) to One Stop Systems for $2.2 million in cash and One Stop Systems’ assumption of the Company’s real estate and certain equipment leases. A special meeting of the SBE stockholders has been scheduled for March 29, 2007 to approve this transaction and to approve a proposed 1 for 5 reverse stock split to enable the Company to comply with the Nasdaq Capital Market’s continued listing criteria. A proxy statement detailing the transaction and reverse stock split has been mailed to all SBE shareholders of record as of March 6, 2007.

On January 19, 2007, the Company entered into a definitive merger agreement with Neonode Inc., a Delaware corporation. Founded in 2001, Neonode is a Swedish developer and pioneer of touchscreen mobile phones. Neonode’s patented zForce™ touchscreen technology and Neno™ user interface combine to maximize display area and provide a unique one-hand, onscreen navigation experience. In February 2007, Neonode showcased its new mobile phone, the N2, at the 3GSM World Congress in Barcelona, Spain to critical acclaim.

It is anticipated that the Company will change its name to “Neonode Inc.” upon consummation of the merger. This transaction requires the approval of the SBE stockholders, and the Company is in the process of preparing a proxy statement for such purpose.

About SBE

SBE designs and provides IP-based storage networking solutions for an extensive range of business critical applications, including back-up and disaster recovery. SBE delivers a portfolio of scalable, standards-based hardware and software products designed to enable optimal performance and rapid deployment across a wide range of next-generation storage systems. Based in San Ramon, California, SBE is a publicly traded company (NASDAQ: SBEI) with products sold worldwide through direct sales, OEMs and system integration partners. More information is available at www.sbei.com.

Forward-Looking Statements

This news release contains certain forward-looking statements that involve risks and uncertainties, including statements about consummation of the proposed merger transaction and the proposed asset sale transaction. Such statements are only predictions and the company's actual results may differ materially from those anticipated in these forward-looking statements. Factors that may cause such differences include, but are not limited to, the ability of SBE, One Stop and Neonode to comply with the closing conditions necessary in order to consummate the transactions. These factors and others are more fully discussed in the documents the company files from time to time with the Securities and Exchange Commission, particularly, the company's most recent Form 10-K and Form 10-Q.

SBE and the SBE logo are registered trademarks of SBE, Inc. All other brand or product names are trademarks or registered trademarks of their respective holders.

- Tables Follow -

SBE, INC.
CONDENSED STATEMENTS OF OPERATIONS
for the three months ended January 31, 2007 and 2006
(In thousands, except per share amounts)
(Unaudited)

	Three months ended
	January 31,
	2007	2006

Net sales	$1,207	$1,400

Operating Expenses
Amortization and impairment of acquired software and intellectual property	188	1,022
Cost of hardware and other revenue	734	803
Product research and development	585	946
Sales and marketing	364	598
General and administrative	462	771

Total operating expenses	2,333	4,140

Operating loss	(1,126)	(2,740)

Interest and other income	1	18
Loss before income taxes	(1,125)	(2,722)

Provision for income taxes	4	5

Net loss	$(1,129)	$(2,727)

Basic and diluted loss per share	$(0.10)	$(0.28)

Basic and diluted- shares used in per share computations	11,051	9,895

SBE, INC.
CONDENSED BALANCE SHEETS
(In thousands)

	January 31,	October 31,
	2007	2006
Current assets:
Cash and cash equivalents	$443	$1,147
Trade accounts receivable, net	963	930
Inventories	714	739
Other	221	177
Total current assets	2,341	2,993

Property, plant and equipment, net	458	508
Capitalized software costs, net	1,126	1,314
Other	52	53
Total assets	$3,977	$4,868

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$622	$557
Accrued payroll and employee benefits	54	105
Deferred revenue	299	432
Other accrued expenses	288	198
Total current liabilities	1,263	1,292

Other long-term liabilities	232	255
Total liabilities	1,495	1,547

Stockholders' equity:
Common stock	33,476	35,186
Accumulated deficit	(32,994)	(31,865)
Total stockholders' equity	2,482	3,321
Total liabilities and stockholders' equity	$3,977	$4,868

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